Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Virtus ETF Trust II and to the use of our report dated September 29, 2017 on the financial statements and financial highlights of Virtus Newfleet Dynamic Credit ETF, a series of shares of beneficial interest in Virtus ETF Trust II. Such financial statements and financial highlights appear in the July 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 27, 2018